UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2006

SERACARE LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

California	0-33045	33-0056054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

375 West Street West Bridgewater, MA	02379
(Address of principal executive offices)	(Zip Code)

(508) 580-1900

Registrant’s telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) Election of Director.

On September 1, 2006, the Board of Directors of SeraCare Life Sciences, Inc. (“SeraCare”) appointed Susan Vogt, President and Chief Executive Officer of SeraCare, to fill a vacancy on the Board. Other than as contemplated by Section 1.3 of that certain Employment Agreement, dated July 14, 2006, between Ms. Vogt and SeraCare (the “Employment Agreement”), no arrangement or understanding exists between Ms. Vogt and SeraCare, or to SeraCare’s knowledge, any other person pursuant to which Ms. Vogt was selected as a director. Ms. Vogt was not named to any committee of the Board. The following summary of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, a copy of which was previously filed by SeraCare as Exhibit 10.1 to its Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2006.

The Employment Agreement provides for an initial three-year term expiring on August 25, 2009. The term will be automatically extended for an additional one-year period on that date (and each subsequent anniversary of such date) unless either party gives written notice of its intent not to extend the term. The Employment Agreement also provides for, among other things, an annual base salary of $350,000 and an annual incentive bonus opportunity based on the achievement of certain performance objectives to be established by the Board of Directors (or the Compensation Committee). Pursuant to the Employment Agreement, Ms. Vogt’s target incentive bonus amount will be not less than 75% of her base salary. SeraCare will also reimburse Ms. Vogt up to $175,000 for costs and expenses associated with relocating to the area in which SeraCare’s principal offices are located.

If Ms. Vogt’s employment with SeraCare is terminated by SeraCare without “cause” or by Ms. Vogt for “good reason” (as such terms are defined in the Employment Agreement), subject to Ms. Vogt’s delivery of a release of claims in favor of SeraCare, Ms. Vogt will be entitled to a severance benefit equal to (i) one times her base salary at the annualized rate in effect on her severance date, (ii) a pro-rated amount of her incentive bonus for the year in which her severance date occurs, (iii) the cost of COBRA premiums for continued medical insurance coverage for Ms. Vogt and her spouse and dependent child(ren) until the first anniversary of her severance date (or, earlier, under the circumstances set forth in the Employment Agreement), (iv) immediately prior to her severance date, full vesting of all stock options granted to Ms. Vogt and (v) reimbursement, in an amount not to exceed $50,000, for executive outplacement services, if any, received by Ms. Vogt. Provided, however, that in the event that Ms. Vogt’s severance date occurs on or after the occurrence of both a Change in Control Event (as such term is defined in the Employment Agreement) and August 25, 2006, then the amount paid pursuant to clause (i) above would be equal to one and one-half times her base salary at the annual rate in effect on her severance date, and if the severance date were to occur after August 25, 2007, then the amount otherwise payable pursuant to clause (ii) above would be increased by one and one-half times Ms. Vogt’s target incentive bonus for the year in which the severance date occurs. The severance benefits determined pursuant to clauses (i) and (ii) above would be paid by SeraCare in a single lump sum not later than thirty (30) days after Ms. Vogt’s severance date.

If SeraCare provides notice of its election not to renew the term of the Employment Agreement, Ms. Vogt will be entitled to the severance benefits described in the preceding paragraph commencing upon the expiration of the term of the Employment Agreement.

In addition, effective August 25, 2006, SeraCare granted Ms. Vogt a nonqualified stock option to purchase 450,000 shares of SeraCare’s common stock. The option vests in annual installments over a three-year period following the date of grant, has a term of 10 years, and has an exercise price of $6.00 per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 6, 2006	SERACARE LIFE SCIENCES, INC.

/s/ Robert Cresci
Robert Cresci,
Chairman

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